Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wireless Facilities, Inc.:

        We consent to incorporation by reference in registration statements No. 333-53014, No. 333-71618, No. 333-74108, and No. 333-112956 on Form S-3; No. 333-112957 on Form S-4; and No. 333-90455, No. 333-54818, No. 333-71702, and No. 333-91852 on Form S-8 of Wireless Facilities, Inc. of our report dated April 29, 2005 with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 10-K/A of Wireless Facilities, Inc. Our report expresses our opinion that Wireless Facilities, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the material weakness in internal control over financial reporting related to the Company's procedures over period-ending closing journal entries related to income taxes.

/s/ KPMG LLP
San Diego, California

April 29, 2005